Exhibit 99.4

         HUNGARIAN TELEPHONE AND CABLE CORP.


         FOR IMMEDIATE RELEASE

         Contact: Brigid M. Smith
                  203.329.5042
                  bsmith@czn.com


         FOUNDERS OF HUNGARIAN TELEPHONE AND CABLE CORP. STEP DOWN THE COMPANY APPOINTS JAMES G. MORRISON AS C.E.O.
         MR. MORRISON, WILLIAM E. STARKEY, WARREN B. FRENCH, JR.
         AND DAVID A. FINLEY ELECTED AS  DIRECTORS

         New York, NY - July 29, 1996. Hungarian Telephone and Cable Corp. (AMEX:HTC) announced today that, in connection with the transfer of all senior management activities of the company from the U.S. to Hungary, Robert Genova, Chairman of the Board, Donald K. Roberton, Vice Chairman of the Board, and Frank
R. Cohen, Chief Financial Officer, Secretary and Treasurer, have resigned as officers and directors of the Company. Messrs. Genova, Cohen and Roberton will continue to serve the Company as consultants. These arrangements will allow them freedom to devote their time to the affairs of Hungarian Teleconstruct Corp. (NASDAQ:HTEL), which they also currently serve as officers and directors and which plans to enter into the Internet business in Central Europe.

         The Company also announced that, in connection with the transfer of its management activities in Hungary, James G. Morrison has been elected as President and Chief Executive Officer and a director of the Company. Mr. Morrison has served as Vice President and Chief Operating Officer of the Company in its Budapest office since the end of last year. Before joining the Company he was General Manager and Chief Executive Officer of Anchorage Telephone Utility.

         The Company also announced the election as directors of William E. Starkey, a former senior executive with GTE Corporation with 36 years of experience in telecommunications, Warren B. French, Jr., former chairman of Shenendoah Telephone Company and past chairman of the U.S. Telephone Association, and David A. Finley, former IBM treasurer with over 20 years of experience with that company.

         Citizens International Management Services Company will continue its role as provider of management services under its management service agreement with the Company. Citizens International Management Services Company is a wholly owned subsidiary of Citizens Utilities Company, the largest shareholder of the Company.

         In March 1996, Citibank provided a $75 million bridge loan to the Company. The Company said that it is proceeding with its previously announced permanent debt financing, which it anticipates closing in the Fall.

         Hungarian Telephone and Cable Corp. is a rapidly growing provider of telephoneservices in five concession areas in Hungary, currently serving approximately 75,000 customers within its service territories.
                                    ###